==============================================================================
                 SCHEDULE 14A INFORMATION

        Proxy Statement Pursuant to Section 14(a) of the
      Securities Exchange Act of 1934


Filed by the Registrant [ X ]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:
[   ]  Preliminary Proxy Statement
[ X ]  Definitive Proxy Statement
[   ]  Definitive Additional Materials
[   ]  Soliciting Material Pursuant to Exchange Act Rule 14a-11 or Rule 14a-12

                    Getty Petroleum Corp.
- ---------------------------------------------------------------
          (Name of Registrant as Specified In Its Charter)


                    Getty Petroleum Corp.
- ---------------------------------------------------------------
            (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):
[ X ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[   ] $500 per each party to the controversy pursuant to Exchange Act
      Rule 14a-6(i)(3).
[   ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1)  Title of each class of securities to which transaction applies:

      ------------------------------------------------------------------------

      2)  Aggregate number of securities to which transaction applies:

      ------------------------------------------------------------------------

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

      ------------------------------------------------------------------------

      4)  Proposed maximum aggregate value of transaction:

      ------------------------------------------------------------------------

[  ]  Check box if any part of the fee is offset as provided by Exchange
      Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)  Amount Previously Paid:

      ------------------------------------------------------------------------

      2)  Form, Schedule or Registration Statement No.:

      ------------------------------------------------------------------------

      3)  Filing Party:

      ------------------------------------------------------------------------

      4)  Date Filed:

      ------------------------------------------------------------------------
=============================================================================

                       GETTY (registered trademark)
                           Getty Petroleum Corp.
- ---------------------------------------------------------------------------
                 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD JUNE 15, 1995
- ---------------------------------------------------------------------------

To the Stockholders of
     GETTY PETROLEUM CORP.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Getty Petroleum Corp. (hereinafter called the "Company" or "Getty") will be held at 1301 Avenue of the Americas, New York, New York (2nd floor), on June 15, 1995 at 10:30 A.M., for the following purposes:

     (1) To elect a Board of five directors to hold office for the ensuing year or until the election and qualification of their respective successors.

     (2) The ratification of the appointment of Coopers & Lybrand as independent auditors for the Company for the fiscal year ended January 31, 1996.

     (3) To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     The transfer books of the Company will not be closed, but only stockholders of record at the close of business on April 17, 1995 are entitled to notice of and to vote at this meeting or any adjournments thereof.
     You are cordially invited to attend the meeting. Whether or not you expect to attend, please promptly vote, sign, date and return the enclosed proxy/instruction card in the enclosed U.S. postage-paid envelope. This will ensure that your shares are voted in accordance with your wishes and that a quorum will be present. Even though you have returned your proxy card, you may withdraw your proxy at any time prior to its use and vote in person at the meeting should you so desire.

                                        By Order of the Board of Directors,


                                        Samuel M. Jones,
                                        Vice President, General Counsel
                                        and Corporate Secretary

Jericho, New York
April 28, 1995

- ---------------------------------------------------------------------------
PLEASE NOTE--IF YOU DO NOT PLAN TO ATTEND THE MEETING, IT WOULD BE APPRECIATED IF YOU WOULD PROMPTLY SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE.

                           GETTY PETROLEUM CORP.
               125 JERICHO TURNPIKE, JERICHO, NEW YORK 11753
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                            PROXY STATEMENT FOR
                      ANNUAL MEETING OF STOCKHOLDERS
- ---------------------------------------------------------------------------

     This Proxy Statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of Getty Petroleum Corp. (hereinafter called the "Company" or "Getty") to be voted at the Annual Meeting of Stockholders to be held at 1301 Avenue of the Americas, New York, New York (2nd floor), on June 15, 1995 at 10:30 A.M., and at any adjournments thereof, for the purpose of electing a Board of Directors, ratifying the appointment of independent auditors for the Company and transacting such other business as may properly come before the meeting.
     On the April 17, 1995 record date for securities entitled to vote at the meeting, the Company had outstanding (excluding shares held in Treasury) 12,644,904 shares of Common Stock. Each such outstanding share is entitled to one vote. In conformity with Delaware law, shares abstaining from voting or not voted on certain matters will not be treated as votes cast with respect to those matters, and, therefore, will not affect the outcome of any such matter.
     This Proxy Statement and form of proxy will be sent to stockholders in an initial mailing on or about April 28, 1995. The date by which proposals of security holders intended to be presented at the next annual meeting must be received by the Company for inclusion in the proxy statement and form of proxy for such meeting is December 30, 1995.


                           ELECTION OF DIRECTORS

     Five directors are to be elected at the meeting for a term of one year or until their respective successors shall be elected and qualified. The plurality vote of the holders of a majority of the shares having voting power present in person or represented by proxy at the meeting is necessary for the election of the directors.
     It is intended that votes will be cast pursuant to the enclosed proxy for the election of the nominees named in the tabulation set forth below. In the event that any of the nominees should become unable or unwilling to serve as a director, it is intended that the proxy will be voted for the election of such person, if any, as shall be designated by the Board of Directors. The names of, and certain information with respect to, the persons nominated for election as directors are as follows:

Name -- Age                   Offices Held in Getty and/or Principal
Served as Director Since      Occupations for Past Five Years
- ---------------------------------------------------------------------------
Milton Cooper--66             Chairman of the Board of Kimco Realty
May 1971                      Corporation, a real estate investment trust.
                              Served as Vice President of Getty until June,
                              1992. Director, Secretary and Assistant
                              Treasurer of CLS General Partnership Corp., the general partner of Power Test Investors
                              Limited Partnership, Director of Blue Ridge
                              Real Estate/Big Boulder Corporation, a real estate management and land development firm, and a Trustee of MassMutual Corporate
                              Investors and MassMutual Participation
                              Investors.

Leo Liebowitz--67             President and Chief Executive Officer (CEO)
May 1971                      of Getty. Director, President and Treasurer
                              of CLS General Partnership Corp., the general partner of Power Test Investors Limited
                              Partnership.

Herbert Lotman--61            Chairman of the Board and Chief Executive
September 1987                Officer of Keystone Foods Corporation, a food
                              manufacturer and distributor, for more than 5 years. Director of CoreStates Financial Corp.
                              and PCI Services.

Name -- Age                   Offices Held in Getty and/or Principal
Served as Director Since      Occupations for Past Five Years
- ---------------------------------------------------------------------------
Milton Safenowitz--67         Executive Vice President of Getty until his
May 1971                      retirement on February 1, 1990. Director,
                              Executive Vice President and Assistant
                              Secretary of CLS General Partnership Corp., the general partner of Power Test Investors
                              Limited Partnership.

Warren G. Wintrub--61
June 1993                     Retired Partner, former member of the
                              Executive Committee and Chairman of the
                              Retirement Committee of Coopers & Lybrand, an international professional services organization, for more than 5 years prior to his retirement in January 1992. Director of Chromcraft Revington, Inc., Corporate
                              Property Associates 10 Incorporated and
                              Corporate Property Associates 11
                              Incorporated.


                   BENEFICIAL OWNERSHIP OF COMMON STOCK

     Under the rules of the Securities and Exchange Commission (the "SEC"), a person who directly or indirectly has or shares voting power and/or investment power with respect to a security is considered as a beneficial owner of the security. Voting power includes the power to vote or direct the voting of shares, and investment power includes the power to dispose of or direct the disposition of shares.
     The directors, Chief Executive Officer, nominees for director and four other most highly compensated executive officers and all directors and executive officers of the Company as a group beneficially owned as of January 31, 1995 the number of shares of Getty Common Stock as set forth in the table below. The number of shares column includes shares as to which voting power and/or investment power may be acquired within 60 days (such as upon exercise of outstanding stock options) because such shares are deemed to be beneficially owned under the SEC rules.

                                        Shares of             Percent
                                       Common Stock          of Class
Name                                Beneficially Owned          (1)
- ---------------------------------------------------------------------------
Milton Cooper                          1,055,038 (2)           7.99%
Leo Liebowitz                          2,477,270 (3)          18.76%
Herbert Lotman                            40,415                 *
Milton Safenowitz                      2,260,195 (4)          17.11%
Warren G. Wintrub                          8,750                 *
James R. Craig                            42,698                 *
John J. Fitteron                         101,991                 *
Samuel M. Jones                           46,249                 *
Alvin A. Smith                           132,535               1.00%
Directors and Executive
  Officers as a group (10 persons)     6,199,316              46.94%
- -------------
* Total shares beneficially owned in all cases constitute less than one percent of the outstanding shares.
(1) The percentage is determined by dividing the number of shares shown by the aggregate number of shares outstanding and the shares which may be acquired within 60 days.
(2) Includes 10,311 shares held in a partnership of which he is a partner, 2,013 shares held by wife and 100,000 shares held by a charitable foundation.
(3) Includes 166,410 shares held in trust for children, 230,977 shares held by wife and 20,724 shares held by a charitable foundation.
(4) Includes 2,084,077 shares held by Irrevocable Trust for the benefit of Milton Safenowitz and 176,118 shares held by Irrevocable Trust for the benefit of his wife.

     With the exception of Leo Liebowitz, whose address is care of Getty Petroleum Corp., 125 Jericho Tpke., Jericho, New York 11753 and Milton Safenowitz, whose address is 7124 Queenferry Cr., Boca Raton, FL 33496, who may be deemed to be control persons of Getty, and Milton Cooper, whose address is care of Kimco Realty Corporation, 3333 New Hyde Park Road, Suite 100, New Hyde Park, New York 11042-0020, management knows of no other person owning of record or beneficially more than 5% of the outstanding Common Stock.


             DIRECTORS' MEETINGS, COMMITTEES AND COMPENSATION

     During the fiscal year ended January 31, 1995, four regular meetings and one special meeting of the Board of Directors of the Company were held. Each director who served as a director of the Company during the fiscal year attended all of the meetings of the Board of Directors of the Company and of the Committees of the Board on which each such director served. The Board of Directors of the Company has certain standing committees, including an Audit Committee, a Nominating Committee and a Compensation and Stock Option Committee, the membership and functions of which are described below.
     The Audit Committee, consisting of Messrs. Wintrub (Chairman), Lotman and Safenowitz, met one time last year. The Committee selects the firm of independent public accountants which audits the consolidated financial statements of Getty and its subsidiaries, discusses the scope and the results of the audit with the accountants and discusses Getty's financial accounting and reporting principles. The Committee also examines the summary reports of the internal auditors for the Company and discusses the adequacy of Getty's financial controls with the accountants and with management.
     The Nominating Committee, consisting of Messrs. Liebowitz (Chairman), Cooper and Safenowitz, met two times last year. The Committee recommends candidates to the Board for election as officers. The Committee recommends nominees for election to the Board and reviews the role, composition and structure of the Board and its committees. The Committee will consider nominees recommended by shareholders upon submission in writing to the Secretary of the Company with the names of such nominees, together with their qualifications for service as a director of the Company.
     The Compensation and Stock Option Committee, which met one time last year, consists of Messrs. Cooper (Chairman), Liebowitz and Safenowitz. The Committee administers Getty's Incentive Compensation Plan, Supplemental Retirement Plan and the Stock Option Plans, and reviews the annual compensation of the officers of Getty.


Directors' Compensation

     Directors receive annual retainer fees of $7,000, and committee and board meeting fees of $1,000 for each meeting attended. Directors who are employees of the Company do not receive retainers or board meeting fees.


Other Executive Officers

     Other executive officers include John J. Fitteron, age 53, Senior Vice President and Chief Financial Officer of Getty since 1986 and Treasurer of Getty since 1994; Alvin A. Smith, age 57, Senior Vice President of Getty since 1985 and Chief Operating Officer of Getty since 1994; James R. Craig, age 43, Vice President of Getty since 1987; Michael K. Hantman, age 43, Vice President of Getty since 1991 and Corporate Controller of Getty since 1985; and Samuel M. Jones, age 58, Vice President and General Counsel of Getty since 1986 and Corporate Secretary of Getty since 1994. Management is not aware of any family relationships between any of its directors, nominees or executive officers.

Executive Compensation

     The following tables provide information about executive compensation.


SUMMARY COMPENSATION TABLE

     The following table sets forth information about the compensation of the Chief Executive Officer and each of the other four most highly compensated executive officers of Getty Petroleum Corp. for services in all capacities to Getty Petroleum Corp. and its subsidiaries during the periods indicated.

                                        Annual Compensation                  Long Term
                                    Fiscal Year Ended January 31        Compensation Awards
                               ---------------------------------------  -------------------
                                                                         Restricted
                                                          Other Annual    Stock                 All Other
                                       Salary    Bonus    Compensation    Awards   Options   Compensation
Name and Principal Position    Year     ($)       ($)       ($) (1)        ($)       (#)          ($) (2)
- ----------------------------------------------------------------------------------------------------------
Leo Liebowitz                  1995   387,228   164,500                                            60,713
Director,                      1994   384,860   193,950                                            53,564
President and Chief            1993   384,860   119,760                                            59,545
Executive Officer

Alvin A. Smith                 1995   268,606    99,000                             15,000         40,353
Senior Vice                    1994   261,615   107,247                              5,000         35,496
President and Chief            1993   258,200    54,600                             22,500         34,739
Operating Officer

John J. Fitteron               1995   187,849    99,000                             15,000         32,043
Senior Vice President,         1994   182,522   107,247                              5,000         25,222
Treasurer and Chief            1993   177,000    54,600                             22,500         27,599
Financial Officer

Samuel M. Jones                1995   154,646    79,000                             10,000         26,616
Vice President,                1994   146,808    87,432                              5,000         21,532
General Counsel and            1993   137,700    44,600                             10,000         21,706
Corporate Secretary

James R. Craig                 1995   137,843    79,000                             10,000         24,260
Vice President                 1994   122,354    87,432                              5,000         18,665
                               1993   103,000    44,600                             10,000         16,502

- --------------
(1) None of the Executive Officers listed received perquisites or other personal benefits that exceeded the lesser of $50,000 or 10% of the salary and bonus for such officer.
(2) All other compensation includes Company contributions to the defined contribution retirement profit sharing plan, matching contributions under the Company's 401(k) savings plan, Company contributions to the Supplemental Retirement Plan for executives and term life insurance premiums as follows:

                Fiscal Year     Defined         Company   Supplemental   Term
                  Ended       Contribution       Match     Retirement    Life
                January 31   Retirement Plan  401(k) Plan     Plan    Insurance
- -------------------------------------------------------------------------------
Leo Liebowitz      1995         $2,394          $   --      $56,140      $2,179
                   1994          4,140              --       47,245       2,179
                   1993          4,022              --       50,603       4,920

Alvin A. Smith     1995          2,394           4,620       29,859       3,480
                   1994          4,140           4,481       23,395       3,480
                   1993          4,022           4,364       23,503       2,850


                                       5

                Fiscal Year     Defined         Company   Supplemental   Term
                  Ended       Contribution       Match     Retirement    Life
                January 31   Retirement Plan  401(k) Plan     Plan    Insurance
- -------------------------------------------------------------------------------
John J. Fitteron   1995          2,394           4,620       22,579       2,450
                   1994          3,885           4,497       14,390       2,450
                   1993          4,022           4,364       16,854       2,359

Samuel M. Jones    1995          2,394           4,611       17,507       2,104
                   1994          3,310           4,367       11,751       2,104
                   1993          3,257           4,131       11,675       2,100

James R. Craig     1995          2,394           3,478       16,546       1,842
                   1994          2,898           3,405       10,520       1,842
                   1993          2,385           3,090        9,227       1,800

     In December 1994, the Company entered into agreements with its non-director officers and certain key employees, wherein the Company agreed that, under certain circumstances if there is a change of control of the Company, for the 36-month period thereafter for officers and a shorter period of time with respect to those certain key employees, the Company will pay to the person his/her average compensation for the requisite period prior to the change of control.


                               STOCK OPTIONS

     The following table sets forth as to the persons named in the Summary Compensation Table additional information with respect to the stock options granted during the fiscal year ended January 31, 1995, including the potential realizable value from the stock options assuming they are exercised at the end of the option term and assuming 5% and 10% annual rates of stock price appreciation during the option term.

                                     OPTION GRANTS IN LAST FISCAL YEAR
                                                                              Potential Realizable Value
                                                                                 at Assumed Annual Rates
                                                                               of Stock Price Appreciation
                          Individual Grants                                         for Option Term (1)
- ---------------------------------------------------------------------------------------------------------
                                     % of Total
                                      Options
                                     Granted to
                                    Employees in
                                     Fiscal Year    Exercise or
                        Options         Ended        Base Price   Expiration
Name                  Granted (#)      1-31-95       ($/Share)        Date          5% ($)       10% ($)
- ---------------------------------------------------------------------------------------------------------
Leo Liebowitz               --             --             --             --             --             --
Alvin A. Smith          15,000         15.42%         10.875        12/9/04        102,588        259,979
John J. Fitteron        15,000         15.42%         10.875        12/9/04        102,588        259,979
Samuel M. Jones         10,000         10.28%         10.875        12/9/04         68,392        173,319
James R. Craig          10,000         10.28%         10.875        12/9/04         68,392        173,319

- ---------------
(1) The dollar amounts under the potential realizable value column are the result of calculations of assumed annual compound rates of appreciation over the ten-year life of the options in accordance with the rules of the SEC and are not intended to forecast possible future appreciation, if any, of the Company's Common Stock. The actual value, if any, an executive may realize will depend on the excess of the market price of the shares over the exercise price on the date the option is exercised. The Company did not use an alternative formula for a grant date valuation, as the Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors.

     If the price of Getty Common Stock appreciates, the value of Getty Common Stock held by the shareholders will also increase. For example, the market value of Getty Common Stock on January 31, 1995 was approximately $146,987,000 based upon the market price on that date. If the share price of Getty's Common Stock increases by 5% per year, the market value on January 31, 2005 of the same number of shares would be approximately $239,426,000. If the price of Getty's Common Stock increases by 10% per year, the market value on January 31, 2005 would be approximately $381,246,000.


              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR END OPTION VALUES

     The following table provides information as to options exercised by each of the named executive officers of Getty during the fiscal year ended January 31, 1995 and the value of options held by such officers at year end measured in terms of the closing price of Getty Common Stock on January 31, 1995. No options were exercised by the named executive officers in the fiscal year ended January 31, 1995, and accordingly no shares were acquired or value realized upon the exercise of options.

                                                    Value of Unexercised
                     Number of Unexercised        In-the-Money Options/SARs
                 Options at Fiscal Year End (#)     at Fiscal Year End ($)
                         Exercisable/                 Exercisable/
Name                    Unexercisable                 Unexercisable
- ---------------------------------------------------------------------------
Leo Liebowitz                    --                            --
                                 --                            --

Alvin A. Smith              129,423                        62,364
                             33,750                        19,687

John J. Fitteron            101,281                        30,423
                             33,750                        19,687

Samuel M. Jones              42,776                        13,268
                             20,375                        11,250

James R. Craig               42,384                        14,630
                             20,250                        11,250


Stock Option Plans

     The Company's 1985, 1988 and 1991 Stock Option Plans (the "Stock Option Plans"), which have been approved by the Company's stockholders, authorize the grant to directors, officers and other key employees of the Company and its subsidiaries of long-term incentive share awards in the form of options ("Options") to purchase shares of the Company's Common Stock and, in the case of the 1985 Stock Option Plan, stock appreciation rights ("SARs"). The Stock Option Plans are administered by a committee of three members of the Company's Board of Directors (the "Option Committee"), who are not eligible to participate in the Stock Option Plans while serving on the Option Committee. The maximum number of shares of the Company's Common Stock which may be the subject of outstanding Options and SARs under the 1985 Stock Option Plan is 281,420 and is subject to further adjustments for stock dividends and stock splits. No grants may be made under the 1985 Stock Option Plan after June 19, 1995. The maximum number of shares which may be the subject of outstanding Options under the 1988 Stock Option Plan is 303,876 and is subject to further adjustments for stock dividends and stock splits. No grants may be made under the 1988 Stock Option Plan after March 31, 1998. The maximum number of shares which may be the subject of outstanding Options under the 1991 Stock Option Plan is 500,000 and is subject to further adjustments for stock dividends and stock splits. No grants may be made under the 1991 Stock Option Plan after March 21, 2001.
     The recipients, terms (including price and exercise period) and type of Option (and/or SAR) to be granted under the Stock Option Plans are determined by the Option Committee; however, the Option price per share under the Stock Option Plans generally must be at least equal to the fair market value of a share of the Company's Common Stock (110% of such amount in the case of Incentive Stock Options granted to any individual who owns stock representing more than 10% of the voting power of the Company's Common Stock) on the date the Option is granted. Subject to certain limitations, Options granted under the Stock Option Plans may be either Incentive Stock Options (within the meaning of Section 422(b) of the Internal Revenue Code) or Non-Qualified Stock Options. With certain limited exceptions, Options may not be exercised for a period of 12 months following the grant of the Option and are exercisable in installments as are specified in the Stock Option Plan or the terms of each Option. The exercise period of an Option may not exceed 10 years following its grant. SARs may be granted in tandem under the 1985 Stock Option Plan with Options or separately, and are subject to similar exercise limitations.
     The remaining shares available for grant under the 1985, 1988 and 1991 Stock Option Plans are 79,351, 63,156 and 112,050, respectively.


Retirement Plans

     The Company has a retirement profit-sharing plan with Deferred 401(k) Savings Plan Provisions (the "Retirement Plan") for employees meeting certain service requirements. Under the terms of the Retirement Plan, the annual discretionary contribution portion of the Retirement Plan is determined by the Board of Directors. For the 401(k) portion of the Retirement Plan, the Board of Directors has elected to contribute to the Retirement Plan for each participating employee an amount equal to 50% of such employee's contribution to the plan but in no event more than 3% of such employee's compensation.
     On June 15, 1989 the Board of Directors approved the Supplemental Retirement Plan for Executives (the "Supplemental Plan"). Under the Supplemental Plan, which is unqualified for purposes of Section 401(a) of the Internal Revenue Code of 1986, as amended, a participating executive may receive in his trust account an amount equal to 10% of his compensation, reduced by the amount of any contributions allocated to such executive under the Retirement Plan. The amounts paid to the trustee under the Supplemental Plan may be used to satisfy claims of general creditors in the event of the Company's or any of its subsidiaries' bankruptcy. The trust shall not cause the Supplemental Plan to be other than "unfunded" for purposes of the Employee Retirement Income Security Act of 1974, as amended. An executive's account shall vest in the same manner as under the Retirement Plan and shall be paid upon termination of employment. Under the Supplemental Plan the Board of Directors may during any fiscal year elect not to make any payment to the account of any or all executives.
     In the event of the death of Mr. Liebowitz, benefits will amount to twelve months salary. In the event of termination of employment due to illness or incapacity for a period of one year or longer, benefits will amount to twenty-four months salary.
     Mr. Liebowitz receives an annual pension of $3,500 from a subsidiary's defined benefit retirement plan which was terminated effective October 1, 1985.


Compensation Committee Interlocks and Insider Participation

     As previously noted, the current members of the Compensation and Stock Option Committee are Messrs. Cooper (a former Vice President), Safenowitz (a former Executive Vice President) and Liebowitz, the President and Chief Executive Officer. Mr. Liebowitz did not participate in decisions with respect to his own compensation. Messrs. Cooper, Safenowitz and Liebowitz are also Directors and the principal stockholders of CLS General Partnership Corp., the general partner of Power Test Investors Limited Partnership (see "Certain Transactions").


           REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE

To Our Stockholders:
     This report addresses the Company's compensation policies with respect to the compensation of the CEO and the other executive officers during fiscal 1995. The Committee is responsible for setting and administering the policies which govern awards in the Incentive Compensation Plan, the Retirement Plan, the Supplemental Retirement Plan, the Stock Option Plans and annual base salary compensation.

     Compensation of the Company's executive officers (with the exception of the CEO) is recommended by the CEO to the Compensation and Stock Option Committee of the Board of Directors, is discussed, reviewed and approved by the full Board, as is the compensation of the CEO. The Company's philosophy is that under its total compensation program the CEO and other executives should: (1) have a greater portion of compensation at risk than other employees and (2) have a significant portion of their compensation tied directly to the performance of the business.
     To assist it in performing its duties, in 1993 the Compensation Committee retained and met with independent compensation consultants. Said consultants were retained to perform market surveys and recommend appropriate salary ranges for each officer position. The Committee then established competitive salary levels for each executive officer. The salary of the President and Chief Executive Officer was evaluated and compared with other Chief Executive Officers of similar companies.


Base Salary

     The base salary program is designed to provide each individual with a salary competitive with salaries paid for similar positions in similar companies. Besides being able to attract and retain capable people, Getty will endeavor to ensure that each individual's compensation will be based on the person's ability, effort and achievement.
     In 1991, in light of the Company's financial results, the Committee froze the base salary component of the CEO and other executive officers. Upon the recommendation of the consultants, the freeze was lifted in June of 1993. In December 1994 all executive officers received a small increase in base salary, except for Alvin A. Smith who received a greater increase to reflect his promotion to Chief Operating Officer.


Annual Incentive Awards

     Annual Incentive Awards are provided under the Getty Petroleum Corp. Incentive Compensation Plan (ICP). The purpose of the ICP is to promote the achievement of the Company's targeted business objectives by providing competitive incentives to those employees who can impact the Company's performance. The total amount of cash available for annual ICP awards is approved by the Board of Directors after evaluating a combination of criteria, and achievement of specific goals. Awards are based on a combination of Company performance, business unit performance, and individual performance based on specific objectives.
     The Committee determined that the incentive compensation of the CEO and other executive officers (shown under the caption "Bonuses" in the Summary Compensation Table) should be decreased in light of the financial results for the fiscal year ended January 31, 1995. The reduction resulted in ICP awards which ranged from 57% to 75% of the maximum amount each executive officer could have received under the ICP.


Stock Options

     Stock Options are granted to encourage and facilitate personal stock ownership by the directors, executives and certain other key employees and thus strengthen their personal commitment to Getty and provide a longer term perspective to their managerial responsibilities. The stock option portion of the Compensation Program directly links the executive's interests with those of the stockholders. The Committee's policy is to grant stock option awards based on individual performance and the potential to contribute to the future success of the Company. In December 1994 options were awarded to all executive officers and certain key employees and directors, except for Mr. Liebowitz, who has not participated in the Stock Option Plan.
     The Committee believes that the three components described above provide compensation that is competitive with that offered by other corporations, and effectively links executive and stockholder interest through varied plans that are structured to coincide with the long term vision of Getty.
     The report of the Compensation and Stock Option Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the "Securities Act") or under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

April 28, 1995                     Compensation and Stock Option Committee:
                                   Milton Cooper (Chairman)
                                   Leo Liebowitz
                                   Milton Safenowitz


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Certain Transactions

     In January 1985, Power Test Realty Company Limited Partnership (the "Operating Partnership") was formed to acquire from Texaco Inc. and two of its subsidiaries certain assets used in the Northeastern United States petroleum marketing operations of Getty Oil Company. At the same time, Power Test Investors Limited Partnership (the "Partnership") was also formed to contribute 99% of the capital of and become the limited partner in the Operating Partnership. On February 1, 1985, the Operating Partnership purchased the Getty assets (including 321 service stations, 8 distribution terminals, rolling stock and marketing equipment) and leased them to the Company (or certain of its subsidiaries) on a long-term net lease basis. The Company does not have any ownership interest in the Partnership or the Operating Partnership, and does not have any ownership interest in or option to purchase the leased assets, except under certain limited circumstances involving properties that have become uneconomical or unsuitable for the Company's use or if there has been significant damage to any such properties. Neither the Partnership nor the Operating Partnership conducts any substantial activities other than those related to the ownership and leasing to the Company of the Getty assets.
     CLS General Partnership Corp., a Delaware corporation ("CLS"), is the sole general partner of both the Partnership and the Operating Partnership. The three stockholders of CLS, Leo Liebowitz, Milton Safenowitz and Milton Cooper (the "Principal Holders"), are also directors, stockholders, and in the case of Mr. Liebowitz, an officer of the Company. The Company's stockholders of record on June 13, 1985 were offered the right to participate in the Operating Partnership by means of a pro rata offering of limited partnership interests in the Partnership. The offering was completed on July 31, 1985. As of January 31, 1995, the Principal Holders beneficially owned an aggregate of 3,105,964 (48%) of the general and limited partnership interests in the Partnership.
     During fiscal 1995, the Company made net lease payments to the Operating Partnership of approximately $10,925,000. The Company received payments of $624,000 from the Operating Partnership for services performed by the Company (including the provision of office space and related services) during fiscal 1995.


                          STOCK PERFORMANCE GRAPH
                   COMPARATIVE FIVE-YEAR TOTAL RETURNS*
                Getty Petroleum (GTY), S&P 500, Peer Group
                   (Performance results through 1/31/95)

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock against the cumulative total return of the Standard & Poor's 500 Stock Index and a peer group for the period of five years ended January 31, 1995.

                 1990      1991      1992      1993      1994      1995
- ---------------------------------------------------------------------------
GTY            $100.00   $ 79.32   $ 83.76   $ 56.93   $ 90.81   $ 63.03
S&P 500        $100.00   $108.38   $132.98   $147.28   $166.26   $167.12
Peer Group     $100.00   $ 94.11   $104.77   $ 94.45   $135.11   $118.98
- ---------------------------------------------------------------------------

Assumes $100 invested at the close of trading 1/31/90 in Getty Petroleum Corp. common stock, S&P 500 and Peer Group.
* Cumulative total return assumes reinvestment of dividends.

                                    10
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     The Company has chosen, as its peer group, the following companies:
Ashland Oil, Diamond Shamrock, Inc., Horsham Corp., Repsol S.A., Sun Company and Total Petroleum. To the Company's knowledge, other than Getty, there are no publicly traded companies whose principal business is petroleum marketing and distribution. The Company has chosen the aforementioned companies as its Peer Group because a substantial segment of each of their businesses is petroleum marketing and distribution.
     The Stock Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this graph by reference, and shall not otherwise be deemed filed under such Acts.
     There can be no assurance that the Company's stock performance will continue into the future with the same or similar trends depicted in the graph above. The Company will not make or endorse any predictions as to future stock performance.


            RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors on March 23, 1995 appointed the firm of Coopers & Lybrand, subject to ratification by the stockholders at the Annual Meeting, to audit the accounts of the Company with respect to its operations for the fiscal year ended January 31, 1996 and to perform such other services as may be required. Should this firm of auditors be unable to perform these services for any reason, the Board of Directors will appoint other independent auditors to perform these services.
     Representatives of the firm of Coopers & Lybrand, the Company's principal auditors for the most recently completed fiscal year, are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from stockholders.
     The Board of Directors recommends a vote "FOR" the proposal to ratify the selection of Coopers & Lybrand as the Company's independent public auditors for the fiscal year ended January 31, 1996.


   COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Pursuant to Section 16(a) of the Securities Exchange Act and the rules issued thereunder, Getty's executive officers and directors are required to file with the Securities and Exchange Commission and the New York Stock Exchange reports of ownership and changes in ownership of the Common Stock. Copies of such reports are required to be furnished to Getty. Based solely on its review of Forms 3 and 4 and amendments thereto received by it during fiscal 1995, Forms 5 and amendments thereto received by it with respect to fiscal 1995, Getty believes that during fiscal 1995 all of its executive officers and directors complied with the Section 16(a) requirements, except that on two occasions, Forms 4 were filed late for Mr. Liebowitz due to calendaring errors.


                               OTHER MATTERS

     Management does not know of any matters, other than those referred to above, to be presented at the meeting for action by the stockholders. However, if any other matters are properly brought before the meeting, or any adjournment or adjournments thereof, it is intended that votes will be cast pursuant to the proxies with respect to such matters in accordance with the best judgment of the persons acting under the proxies.
     The proxy may be revoked at any time prior to its exercise. Brokerage houses and other custodians will be requested to forward solicitation material to beneficial owners of stock held of record by such persons. The Company will reimburse brokerage houses, banks and custodians for their out-of-pocket expenses in forwarding proxy material to the beneficial owners. The cost of this solicitation, which will be effected by mail, will be borne by the Company.

April 28, 1995                          By Order of the Board of Directors,


                                        Samuel M. Jones,
                                        Vice President, General Counsel and
                                          Corporate Secretary

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